Exhibit 10.1
AMENDMENT NUMBER ONE TO THE
GRANITE CONSTRUCTION INCORPORATED
AMENDED AND RESTATED
1999 EQUITY INCENTIVE PLAN

The Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan (the “Plan”) is hereby amended as follows:

1.           Section 3.3(d) of the Plan is hereby replaced in its entirety as follows:

(d)           Performance Shares and Performance Units.  Subject to adjustment as provided in Section 5.3, no Employee may be granted (i) Performance Shares which could result in such Employee receiving more than one hundred thousand (100,000) shares of Stock for each full fiscal year of the Company contained in the Performance Period for such Award, or (ii) Performance Units which could result in such Employee receiving more than one million five hundred thousand dollars ($1,500,000) in cash and more than one hundred thousand (100,000) shares of stock, for each full fiscal year of the Company contained in the Performance Period for such Award.

2.           Section 9.4 of the Plan is hereby replaced in its entirety as follows:

9.4           Measurement of Performance Goals.  Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect one or more measures of business or financial performance (each, a “Performance Measure”).  Performance Measures shall have the same meanings as used in the Company’s financial statements, or if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry.  Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the ultimate value of a Performance Share or Performance Unit Award determined by the level attained during the applicable Performance Period.  A Performance Target may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.  Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit thereof as may be selected by the Committee.  For purposes of the Plan, the Performance Measures applicable to an Award shall be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any Performance Share or Performance Unit Award for the same Performance Period and excluding the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Award.  Performance Measures may be one or more of the following as determined by the Committee: (a) revenue, (b) operating income, (c) pre-tax profit, (d) net income, (e) gross margin, (f) operating margin, (g) earnings per share, (h) return on stockholder equity, (i) return on capital, (j) return on net assets, (k) economic value added, (l) cash flow and operating cash flow, (m) net operating profits after taxes, (n) net asset value, (o) cost of capital and weighted average cost of capita, (p) economic profit, (q) return on assets, (r) earnings before income tax and depreciation (EBITDA), (s) earnings before income tax (EBIT), (t) return on equity, (u) operating income and adjusted operating income, (v) gross income, (w) return on invested capital, (x) overhead, (y) net operating assets, and (z) safety incident rate (including total injury incident rate, OSHA recordable injury rate and lost time injury rate).

3.           All other provisions of the Plan shall remain in full force and effect.

To record the adoption of this Amendment Number One, Granite Construction Incorporated has caused the execution of the same by its duly authorized officer.

Dated:  May 19, 2008                                                                          GRANITE CONSTRUCTION INCORPORATED

 /s/ William G. Dorey
William G. Dorey
President & CEO